Exhibit 10.6

Granted To:	###PARTICIPANT_NAME###
Address:	###HOME_ADDRESS###
Grant Date:	###GRANT_DATE###
Granted Amount:	###TOTAL_AWARDS###
Grant Type:	###DICTIONARY_AWARD_NAME###

RSA No:	###EMPLOYEE_GRANT_NUMBER###
Plan:	2020 OMNIBUS STOCK AND INCENTIVE PLAN

UNIVERSAL HEALTH SERVICES, INC.
2020 OMNIBUS STOCK AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Award Agreement”), made as of the date specified above (the “Grant Date”), by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME### (the “Participant”), residing at the address ###HOME_ADDRESS### set forth above.

W I T N E S S E T H:

WHEREAS, pursuant to the Universal Health Services, Inc. 2020 Omnibus Stock and Incentive Plan, as amended to the Grant Date (the “Plan”), the Company desires to grant to the Participant an award of restricted shares of Common Stock (the “Restricted Shares”), as hereinafter provided.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned under the Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, the parties hereto agree as follows:

1.The Award.

1.1Grant of Restricted Shares.  Pursuant to the Plan, the Company has granted to the Participant a Restricted Stock Award consisting of the number of Restricted Shares set forth above.  Except as otherwise provided in Section 1.2 below, all of the Restricted Shares will be unvested shares (the “Unvested Shares”) as of the Grant Date.  In accordance with the vesting schedule set forth in Section 1.2 below, all of the Restricted Shares will become vested shares (the “Vested Shares”) from time to time after the Grant Date so long as the Participant’s Service (as defined below) continues.  Unless otherwise provided by the Committee (or its delegate) in its sole discretion, the vesting of Restricted Shares will cease immediately upon (a) the termination of the Participant’s Service for any reason or (b) with respect to a full-time Employee, the cessation of such Participant’s employment on a full-time basis.  No Restricted Shares will vest in respect of any period between (x) the date of termination of the Participant’s Service or the date of cessation of a full-time Employee’s employment on a full-time basis, as applicable, and (y) the immediately preceding vesting date.

1.2Vesting Schedule.  Except as otherwise provided in this Award Agreement, the Restricted Shares shall vest in one or more installments as follows:

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###VEST_SCHEDULE_TABLE###

2.Rights as a Stockholder.

2.1Voting Rights. The Participant shall be the record owner of the Restricted Shares until such Restricted Shares are sold or otherwise disposed of or forfeited, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares and, to the extent set forth in Section 2.2, the right to receive all dividends or other distributions paid with respect to such shares.

2.2Dividend Rights.  No dividends will be payable on Unvested Shares; however, the Participant shall accumulate an unvested right to payment of Dividend Equivalents on Unvested Shares with respect to any cash dividends that would have been paid on the Unvested Shares if they were vested.  Such Dividend Equivalents will be in an amount of cash per Unvested Share equal to the cash dividend paid with respect to one share of Common Stock.  The Dividend Equivalents, if any, will be credited to a bookkeeping account in the name of the Participant.  The Participant shall be entitled to payment of accumulated Dividend Equivalents with respect to the Unvested Shares only to the extent that such Unvested Shares ultimately become vested pursuant to this Award Agreement.  Dividend Equivalents shall be subject to any required tax withholding, and shall be paid to the Participant as soon as administratively possible following the date that the corresponding Unvested Shares become vested, but in no event later than March 15th of the year following the year in which such vesting occurs.  The Participant shall not be entitled to Dividend Equivalents with respect to dividends with a record date prior to the date of this Award Agreement.  The Dividend Equivalent amounts will be subject to the same vesting, forfeiture and other terms and conditions applicable to the corresponding Unvested Shares.

2.3Documentation of Issuance. The Company may issue stock certificates or evidence the Participant’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Shares become Vested Shares.

2.4Legend. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the Restricted Shares issued pursuant to this Award Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

3.Non-Transferability of Unvested Shares. The Participant may not sell, gift, transfer, assign, hypothecate, pledge, encumber, abandon, contribute, distribute, exchange or otherwise dispose of, whether by contract, operation of law or otherwise (collectively, “transfer”), any of the Unvested Shares, or any beneficial interest therein, under any circumstances whatsoever. Any transfer or purported transfer of any Unvested Shares, or any beneficial interest therein, shall be null and void, and such Unvested Shares (and corresponding Dividend Equivalents, if any) shall thereupon be immediately forfeited, and the Participant shall not be entitled to any payment therefor.

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4.Termination of Service; Part-Time Work.

4.1General Rule.  In the event that, prior to the vesting date, the Participant ceases to provide services to the Company (or any Subsidiary or Affiliate) in the capacity of an Employee, Director or Consultant (collectively referred to herein as “Service”) for any reason, with or without cause, the Participant shall forfeit all then Unvested Shares (and Dividend Equivalents, if any) and the Participant shall not be entitled to any payment therefor.

4.2Determination of Termination Date.  For purposes of this Award Agreement, the Participant’s date of cessation of Service shall mean the date upon which the Participant ceases active performance of services for the Company, a Subsidiary or Affiliate, as determined by the Company, including following the provision of a notification of termination or resignation from Service and shall be determined solely by this Award Agreement and without reference to any other agreement, written or oral, including the Participant’s employment agreement (if any).  Thus, in the event of termination of the Participant’s Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Restricted Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).  The Committee shall have the exclusive discretion to determine when the Participant is no longer actively performing services for purposes of the grant of Restricted Shares (including whether the Participant may still be considered to be providing services while on a leave of absence).

4.3Part-Time Work.  To the extent permissible under applicable local law, if the Participant who is employed as a full-time Employee commences working on a part-time or per diem basis, and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) the Participant’s right to vest in the Restricted Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period, and (ii) the Participant shall forfeit all then Unvested Shares (and Dividend Equivalents, if any) and the Participant shall not be entitled to any payment therefor.  The Committee shall have the exclusive discretion to determine when the Participant is no longer working as a full-time Employee for purposes of the Restricted Shares.

5.Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice, any or all Restricted Shares acquired by the Participant pursuant to the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant.

6.Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of the Restricted Shares shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Restricted Shares may be issued hereunder if the issuance of such Restricted Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Restricted Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Restricted Shares as to which such requisite authority

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shall not have been obtained.  Further, regardless of whether the transfer of the Restricted Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Restricted Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

7.Tax Withholding and Advice.

7.1In General.  The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the subsequent sale of Restricted Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7.2Withholding of Taxes.  Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding Vested Shares, subject to Section 14.3 of the Plan.  In the event that such withholding of Vested Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences (as determined by the Company), by the Participant’s acceptance of the Restricted Shares, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Vested Shares from the Award as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding Vested Shares, for tax purposes, the Participant is deemed to have been issued the full number of Vested Shares, notwithstanding that a number of the Vested Shares are held back solely for the purpose of paying the Tax-Related Items.

7.3Section 83(b) Election. The Participant understands that, under Section 83 of the Code, the difference between the purchase price paid for the Restricted Shares and their fair market value at the time that any such Restricted Shares become Vested Shares may be reportable as ordinary income at that time.  The Participant understands that he or she may file with the Internal Revenue Service (the “IRS”) an election under Section 83(b) of the Code that may, under certain circumstances, provide the Participant

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with more favorable tax treatment of the Restricted Shares.  Failure to timely file an election under Section 83(b) of the Code, if appropriate, may result in adverse tax consequences to the Participant.

To be effective, an election under Section 83(b) of the Code must be filed with the IRS within thirty (30) days after the date on which the Participant receives the Restricted Shares.  This time period cannot be extended.  The Participant acknowledges that timely filing of an election under Section 83(b) of the Code is the Participant’s sole responsibility, even if the Participant requests that the Company or its representatives file such election on his or her behalf.

The Participant understands that the Participant should consult with the Participant’s own tax advisor regarding the tax effects of the issuance of the Restricted Shares to the Participant and the advisability of the Participant filing an election under Section 83(b) of the Code with the IRS.

7.4Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax, social contributions or other tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX AND SOCIAL SECURITY LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT IS HEREBY ADVISED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICIPANT’S PARTICIPATION IN THE PLAN BEFORE TAKING ANY ACTION RELATED TO THE PLAN. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

8.Authorization to Release Necessary Personal Information.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Company may retain the services of an equity compensation plan recordkeeper (the “Recordkeeper”) to facilitate administration of the Plan.  In such event, the Participant understands that Data will be transferred to the Recordkeeper or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department.  The Participant authorizes the Company, the Recordkeeper and any other possible

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recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s stock administration department.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Restricted Shares or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s stock administration department.

9.Effect of Change in Control on Award.

9.1In the event of a Change in Control, the vesting of the Restricted Shares shall be accelerated in full and the total number of Restricted Shares subject to the Award shall become Vested Shares effective as of immediately prior to the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date.  No such acceleration, however, shall occur if and to the extent  these Restricted Shares are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted shares of the successor corporation (or parent thereof).  The determination of the comparability of restricted shares shall be made by the Committee, and such determination shall be final, binding and conclusive.  This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.2In the event that the Restricted Shares are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted shares of the successor corporation (or parent thereof) and, within eighteen (18) months after the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Restricted Shares shall be accelerated in full and the total number of Restricted Shares subject to the Award shall be deemed vested effective as of the effective date of the Participant’s Involuntary Termination, provided that the Participant has signed a full general release in a form prepared by or otherwise acceptable to Company (in its sole discretion), releasing all claims, known or unknown, that the Participant may have against Company and its officers, directors, employees and affiliated companies, arising out of or in any way related to the Participant’s employment or service or termination of employment or service with Company and the period for revocation, if any, of such release has lapsed on or before the 60th day following the date of the Participant’s termination of employment or service without the release having been revoked.  In the event that such release does not become effective in accordance with its terms on or before the 60th day following the date of the Participant’s termination of employment or service, the Participant shall forfeit, without compensation therefor, any Restricted Shares (and any corresponding Dividend Equivalents, if any) that were deemed vested as a result of the Participant’s Involuntary Termination.

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10.Adjustments for Changes in Capital Structure.  The number of Restricted Shares awarded pursuant to this Award Agreement is subject to adjustment as provided in this Award Agreement and Article 10 of the Plan.  Upon the occurrence of an event described in Article 10 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Restricted Share would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Restricted Shares” for all purposes of the Award.  The Participant shall be notified of such adjustment and such adjustments shall be binding upon the Company and the Participant.

11.No Entitlement or Claims for Compensation.

In accepting the Award, the Participant acknowledges, understands and agrees that:

11.1the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

11.2the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted in the past;

11.3all decisions with respect to future Awards of Restricted Shares or other grants, if any, will be at the sole discretion of the Company;

11.4the Restricted Shares and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

11.5the Participant is voluntarily participating in the Plan;

11.6the Restricted Shares are not intended to replace any pension rights or compensation;

11.7the Restricted Shares and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

11.8the future value of the Restricted Shares is unknown, indeterminable and cannot be predicted with certainty;

11.9no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares (and Dividend Equivalents, if any) resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Shares to which the Participant acknowledges he or she is otherwise not entitled, the Participant irrevocably agrees never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be

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deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

11.10unless otherwise provided in the Plan or determined by the Company in its discretion, the Restricted Shares and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

12.Miscellaneous Provisions.

12.1Amendment.  The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A of the Code, as further provided in the Plan.  No amendment or addition to this Award Agreement shall be effective unless in writing.

12.2Further Instruments and Imposition of Other Requirements.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Shares and on any other Shares acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant or vesting of the Restricted Shares or the sale of Vested Shares received pursuant to this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

12.3Binding Effect.  This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and permitted assigns.

12.4Notices.  Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

12.5Construction of Award Agreement.  This Award Agreement, and the Restricted Shares evidenced hereby (a) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (b) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Restricted Shares.

12.6Governing Law.  The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

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12.7Arbitration; Choice of Forum.  BY ACCEPTING THIS AWARD, THE PARTICIPANT UNDERSTANDS AND AGREES THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 14.14 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE COMPANY AND THE PARTICIPANT ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN PHILADELPHIA PENNSYLVANIA PURSUANT TO THE TERMS THEREOF, SHALL APPLY.

12.8Section 409A.  Notwithstanding any other provision of the Plan or this Award Agreement, the Plan and this Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Dividend Equivalents awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and the terms of this Award Agreement shall be interpreted in compliance with this intention.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Committee determines are necessary or appropriate to ensure that the Dividend Equivalents qualify for exemption from or comply with Section 409A of the Code or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representations that the Dividend Equivalents will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any Dividend Equivalents.

12.9Administration.  The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Restricted Shares.

12.10Counterparts.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11Severability.  If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

12.12Language.  If the Participant has received this Award Agreement or any other document related to the Plan in a language other than English and the meaning of the translated version is different from the English version, the English version will control.

12.13Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an

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online or electronic system established and maintained by the Company or a third party designated by the Company.

12.14Waiver.  The Participant acknowledges that the Company’s waiver of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

12.15Clawback/Recovery.  The Restricted Shares shall be subject to the Clawback/Recovery provisions contained in Section 14.17 of the Plan.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company (including by electronically accepting this Award Agreement through his or her Shareworks account with Morgan Stanley), the Participant agrees to be bound by the terms and conditions of the Plan and this Award Agreement.  The Participant has reviewed this Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Restricted Shares.

UNIVERSAL HEALTH SERVICES, INC.	PARTICIPANT

By:	By:

Print Name:	Print Name:	###PARTICIPANT_NAME###

Title:

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